                                   Exhibit 2.1

NOTE: Information in this document marked with an "[*]" has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    AGREEMENT

        THIS AGREEMENT is made and entered into by and between CALDERA INTERNATIONAL, INC., a Delaware corporation having its principal place of business at 355 North 520 West, Linden, Utah 84042 ("CALDERA"); and TARANTELLA, Inc., a California corporation having its principal place of business at 425 Encinal Street, Santa Cruz, California 95060 (hereinafter "TARANTELLA"), to be effective as of the 28th day of March, 2002.

                                   WITNESSETH:
                                   ----------

         TARANTELLA and CALDERA are parties to a Secured Promissory Note ("the Note") whereby CALDERA is obligated to make four quarterly payments of $2 million dollars each, beginning in 2002. CALDERA wishes to purchase the Note, together with all security interests and other encumbrances to the Note, with appropriate discounts. The parties also wish to resolve and settle certain other potential claims between them.

         TARANTELLA and CALDERA are parties to an Agreement and Plan of Reorganization dated August 1, 2000 (the "Definitive Agreement") and amended on September 13, 2000, December 12, 2000 and February 9, 2001, and to an Agreement relating to certain TARANTELLA products dated June 30, 2001.

         Notwithstanding anything in the foregoing agreements, and in consideration of the mutual covenants and promises contained herein, and otherwise good and valuable consideration, the parties hereto agree:

1.   PAYMENT

     Within five days of the execution of this Agreement, CALDERA will deliver to TARANTELLA a payment of $4,500,000 plus a payment of $500,000 to an escrow agent, which will satisfy TARANTELLA's obligation for cash escrow as set forth below., said sum representing a discount from the face value of the Note. Notwithstanding the foregoing, CALDERA shall offset against payments due TARANTELLA hereunder those sums agreed by the parties as set forth on Exhibit A, and CALDERA shall pay to TARANTELLA the net sum due within five days of execution of this Agreement.

2.   STOCK PURCHASE

     CALDERA agrees to purchase from TARANTELLA, within five days of the execution of this Agreement, 500,000 shares of the CALDERA stock presently owned by TARANTELLA. This stock will be purchased at 70% of the average closing price for the five trading days prior to the date of execution of this Agreement. Pursuant to the Definitive Agreement, at such time as the number of shares held by TARANTELLA is less than 20% of the outstanding shares of CALDERA stock, TARANTELLA agrees to have one of its designees to the CALDERA board resign, and at such time as the number of shares held by

TARANTELLA is less than 10% of the outstanding shares of CALDERA stock, TARANTELLA agrees to have its other designee to the CALDERA board resign.

3.   ASSIGNMENT

     Upon receipt of full payment due TARANTELLA hereunder within five days of execution of this Agreement (including full payment for the CALDERA shares), TARANTELLA shall deliver to CALDERA an assignment of the Note, together with all security interests and other encumbrances to the Note.

4.   LICENSE

     TARANTELLA hereby grants CALDERA a perpetual, irrevocable, worldwide, non-exclusive, license to use and sublicense VisionFS, Termlite and Webtop in object code form, bundled with any version of CALDERA'S products, acquired from TARANTELLA, that existed prior to May 7, 2001. Exhibit B identifies a list of products known to meet the above criteria. This license does not apply to any Linux Operating System offering or to CALDERA'S OPEN UNIX product offering, or any other products that did not have bundled VisionFS, Termlite, or Webtop prior to May 7, 2001. For such license grant, CALDERA will pay TARANTELLA, within five days of the execution of this Agreement, the sum of $[*]

5.   LEASE ESCROW

     The parties acknowledge that TARANTELLA is currently occupying facilities in the United Kingdom and that CALDERA is currently occupying facilities in the United States, for which both parties may be liable to the landlord for rent and other related sums, with the party occupying the premises having primary liability and the other party being in a position of guarantor. Each party occupying a facility agrees that it will indemnify and hold harmless the party not occupying the facility against any claim brought by a landlord relating to the facility. Further, each of the parties shall establish an escrow account and shall maintain in escrow for the benefit of the other party the sum of $500,000, to be deposited with the escrow agent within 5 days of the execution of this Agreement. In addition, the Escrow created in the Definitive Agreement and containing (at present) 400,000 shares of CALDERA stock shall be extended until such time as each of the leases on facilities being occupied by TARANTELLA (and guaranteed by Caldera Europe Ltd.) is assigned to TARANTELLA and its subsidiaries. (TARANTELLA shall make best efforts to ensure that Caldera Europe Ltd.'s liability is subordinate to that of Tarantella Limited and Tarantella, Inc.) Additionally, TARANTELLA shall have the right to exchange the shares held in escrow, in whole or in part, for an amount of cash equivalent to the value of the shares on the date of this Agreement. As the lease payment obligations decrease over time, or should the party occupying the premises succeed in having the other party removed from the position of the guarantor, the sum held in escrow may be reduced accordingly, so long as the lesser of $500,000 or a sum sufficient to cover the remaining lease obligation remains in escrow. In the event either party shall fail to otherwise indemnify the other, the injured party may remove from the other party's escrow a sum sufficient to provide such indemnification. Further, the injured party may terminate its own escrow and recover those escrowed funds for its own use. Nothing set forth herein shall be construed to limit either party's right to recover damages from the other in the event the defaulting party's escrow is insufficient to fully satisfy applicable liabilities.

6.   WAIVER

     TARANTELLA and CALDERA hereby mutually release and forever discharge each other and each of their officers, employees, customers, agents, successors and assigns and all other persons, firms or corporations liable or who might be claimed to be liable for money and all claims, demands, actions, or causes of action at law or in equity. TARANTELLA and CALDERA acknowledge and agree that the mutual release agreed to herein applies to release all claims whether known or unknown, foreseen or unforeseen, patent or latent, that either party may have against the other with regard to those matters. TARANTELLA and CALDERA hereby waive application of California Civil Code Section 1542 and certify that they have read the following provision of California Civil Code Section 1542:

               A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing this release, which if known by him, must have materially affected his settlement with the debtor.

     TARANTELLA and CALDERA understand and acknowledge that the significance and consequence of this waiver of rights under California Civil Code Section 1542 is that, if either party should eventually suffer additional damages arising out of the matters that are the basis of the claims addressed by this release, they will be barred from making any claim for damages by virtue of this release. Furthermore, TARANTELLA and CALDERA acknowledge the consequences of such a waiver of rights under California Civil Code Section 1542 and affirmatively represent that they intend that aforementioned release to apply as to claims for damages that may exist as of the date of this release, but are unknown to them as of this date, and which claims, if known, would materially affect their decision to agree to this release, regardless of whether such lack of knowledge is a result of ignorance, oversight, error, negligence or any other cause.

     As used in this provision, "TARANTELLA" and "CALDERA" shall include their respective subsidiaries and affiliated companies where applicable.

     Nothing set forth herein shall be construed to release:

     a. CALDERA of its obligation to pay to TARANTELLA any sums that may become due as an "Earn-out Amount" as set forth in the Third Amendment to the Definitive Agreement and that pertain to OpenServer Revenue realized by CALDERA or to release CALDERA from any other royalty obligations to TARANTELLA except as expressly set forth in this Agreement. As a point of clarification to that Third Amendment, the Earn-out Amount is calculated based on revenues, and is not intended to apply to any proceeds from the sale of the entire OpenServer asset, except that the Earn-out Amount obligation must be assumed by any assignee of that asset under the same terms, conditions, and obligations as presently exist;

     b. TARANTELLA for any payments due for foreign taxes incurred prior to May 7, 2001;

     c. TARANTELLA for any payments due to CALDERA relating to the commit receivables; or

     d. CALDERA for any reimbursements due to TARANTELLA arising from third party royalties and/or sales commissions paid by TARANTELLA pertaining to the commit receivables.

7.   INDEMNIFICATION

         CALDERA shall indemnify and hold TARANTELLA harmless against any claims brought against TARANTELLA by former employees of Tarantella (or The Santa Cruz Operation, Inc. or its subsidiaries) subsequently employed by CALDERA pursuant to Definitive Agreement and pertaining to a claim for severance pay or a payment due the employee pursuant to a change in control agreement previously entered into by the employee and TARANTELLA.

8.   ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement of compromise and settlement among the parties, and there are no other agreements modifying or affecting its terms. Its terms can be modified only by a writing signed by all of the parties to this Agreement expressly stating that such modification is intended.

9.   MISCELLANEOUS

     The parties to this Agreement agree to take all action necessary to effectuate the terms of this Agreement.

     The waiver of any breach of this Settlement Agreement by any party shall not be a waiver of any other subsequent or prior breach.

     This Agreement has been carefully read by the parties, its contents are known by the parties, and it is freely and voluntarily signed by the parties.

     The parties in this Agreement shall execute any and all further documents that reasonably may be required to effectuate the purpose of this Agreement.

     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective representatives and successors.

     This Agreement may be executed in counterparts, and, if so executed, each such counterpart shall have the force and effect of an original.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and made effective as of the date first above written.

                                                           TARANTELLA, INC.



Date: March 28, 2002                                       /s/ Doug Michels
                                                       -------------------------

                                                             Doug Michels

                                                              President

                                                     CALDERA INTERNATIONAL, INC.



Date: March 28, 2002                                      /s/ Ransom Love
                                                  ------------------------------

                                                              Ransom Love

                                                              President

                                    EXHIBIT A

                                     OFFSETS

Outstanding Invoices for Shared Services               $ [*]

Uncollectable commit receivables                         [*]

Final Payment for MDF/Coop funds                         [*]

Change in Control amounts advanced by Caldera            [*]

Italy costs advanced by Caldera                          [*]

Estimate of Professional Services Collected by TTA       [*]

Total Amount of Offsets:                               $ [*]



[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT B

                 VisionFS, Termlite and Webtop Permitted Bundles

          Products included in this license limited to products which had VisionFS, Termlite and Webtop bundled prior to May 7, 2001.
          Specifically:

          Certain Openserver versions prior to and including Version 5.0.6a

          Certain UnixWare versions prior to and including Version 7.1.1

     Addendum:

     Known products with VisionFS/Termlite bundled:

     Openserver Desktop and Enterprise version release 5.0.4, 5.0.5, 5.0.6a

     UnixWare Base, Business, Departmental, Messaging, DataCenter and Enterprise Editions, release 7.0.0, 7.0.1, 7.1.0, 7.1.1

     Known products with Webtop bundled:

     UnixWare 7.1.0, 7.1.1 - All editions: FREE, BASE, BUSINESS, DEPARTMENTAL, MESSAGING, ENTERPRISE, and DATACENTER.

     If either party identifies additional products which meet these criteria, they will notify the other party in writing promptly.